Mail Stop 6010

								February 27, 2006

Carmen Diersen
Chief Financial Officer
American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343

	 Re:   American Medical Systems Holdings, Inc.
  	           Form 10-K for fiscal year ended January 1, 2005
  	           Filed March 17, 2005
  	           File No. 000-30733

Dear Ms. Diersen:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant